Exhibit 10.2

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of July 25, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by STARWOOD CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust (“Guarantor”), in favor of MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as administrative agent (in such capacity, together with its permitted successors and assigns, the “Administrative Agent”) on behalf of Morgan Stanley Bank, N.A., a national banking association (“MSBNA”), as a Buyer, and such other financial institutions from time to time party to the Repurchase Agreement (as defined below) (MSBNA, together with its successors and assigns, and together with such other financial institutions from time to time party to the Repurchase Agreement (as defined below) and their respective successors and assigns, collectively, “Buyers” and individually, each a “Buyer”).

RECITALS

A. Pursuant to that certain Master Repurchase and Securities Contract Agreement, dated as of the date hereof (as amended, supplemented, or otherwise modified from time to time, the “Repurchase Agreement”), by and among Administrative Agent, Buyers, SCREDIT Mortgage Funding Sub-3, LLC, a Delaware limited liability company (“Sub-3 Seller”) and SCREDIT Mortgage Funding Sub-3-T, LLC, a Delaware limited liability company (“Sub-3-T Seller” and, together with Sub-3 Seller, individually and/or collectively as the context may require, jointly and severally, “Seller”), Seller has agreed to sell to Administrative Agent, on behalf of Buyers, certain Purchased Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein.

B. Guarantor indirectly owns one hundred percent (100%) of the legal and beneficial limited liability company interest in, and controls, Seller and Pledgor, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents (as defined in the Repurchase Agreement) and the transactions contemplated by the Repurchase Agreement.

C. It is a condition precedent to Administrative Agent, on behalf of Buyers, acquiring the Purchased Assets pursuant to the Repurchase Agreement, inter alia, that Guarantor shall have executed and delivered this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, to induce Administrative Agent, on behalf of Buyers, to enter into the Transaction Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Administrative Agent, on behalf of Buyers, as follows:

1. Defined Terms. Each of the definitions set forth on Exhibit A hereto are, solely for the purpose of Section 9 hereof, hereby incorporated herein by reference. Unless otherwise defined herein, terms which are defined in the Repurchase Agreement and used herein are intended to be used as such terms are so defined in the Repurchase Agreement.

2. Guaranty.

(a) Subject to Sections 2(b), 2(c), 2(d) and 2(f) below, Guarantor hereby unconditionally and irrevocably guarantees to Administrative Agent and Buyers the prompt and complete payment of each of the following: (i) all payment obligations owing by Seller to Administrative Agent, on behalf of Buyers, under or in connection with the Repurchase Agreement or any of the other Transaction Documents or other agreements relating thereto and (ii) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Administrative Agent in the enforcement of any obligation of Guarantor hereunder after the occurrence and during the continuance of an Event of Default (collectively, the “Obligations”) by Seller when due (whether at the stated maturity, by acceleration or otherwise), as the case may be.

(b) Notwithstanding anything herein to the contrary, but subject to Sections 2(c), 2(d) and 2(f) below, which shall control, the maximum liability of Guarantor hereunder and under the Transaction Documents as of any date shall in no event exceed twenty-five percent (25%) of the then outstanding Purchase Price of all Purchased Assets subject to Transactions as of such date.

(c) Notwithstanding the foregoing, or any other provision herein to the contrary, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Obligations shall be full recourse to Seller and Guarantor, jointly and severally, upon the occurrence of any of the following:

(i) a voluntary bankruptcy or insolvency proceeding is commenced by Seller; and

(ii) an involuntary bankruptcy or insolvency proceeding is commenced against Seller or Guarantor in connection with which Seller, Guarantor, or any of their respective Affiliates has or have colluded in any way with the creditors commencing or filing such proceedings.

(d) In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor shall be liable to Administrative Agent and/or any Buyer for any actual costs, expenses or other liabilities actually incurred by Administrative Agent and/or any Buyer resulting from any of the following matters:

(i) any breach of the covenants set forth in Article 11(v) of the Repurchase Agreement that results in the substantive consolidation of any of the assets and/or liabilities of Seller with the assets and/or liabilities of any other entity in a bankruptcy or insolvency proceeding;

(ii) fraud, intentional misrepresentation, willful misconduct or gross negligence by Seller or Guarantor, or any Affiliate of Seller or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Administrative Agent or any Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(iii) Seller’s failure to obtain Administrative Agent’s prior written consent to any subordinate financing or voluntary liens encumbering any or all of the Purchased Assets that are not permitted under the Transaction Documents; and

(iv) any material breach by Seller or Guarantor, or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred by Administrative Agent or any Buyer in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any hazardous substances, in each case in any way affecting any or all of the Purchased Assets.

(e) Nothing herein shall be deemed a waiver of any right which Administrative Agent and/or any Buyer may have under Sections 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all Purchased Assets shall continue to secure all of the outstanding obligations owing to Administrative Agent, on behalf of Buyers, in accordance with the Repurchase Agreement or any other Transaction Documents.

(f) In addition to the foregoing, and notwithstanding the limitations on recourse liability set forth in Section 2(b) above, Guarantor further agrees to pay any and all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by Administrative Agent in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty after the occurrence and during the continuance of an Event of Default. This Guaranty shall remain in full force and effect until the date upon which the Obligations are paid in full.

(g) No payment or payments made by Seller or any other Person or received or collected by Administrative Agent, on behalf of Buyers, from Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations under this Guaranty until the Obligations are paid in full, but subject to the limitations on Guarantor’s liability under Section 2(b) above.

(h) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Administrative Agent, on behalf of Buyers, on account of any liability hereunder, Guarantor will notify Administrative Agent in writing that such payment is made under this Guaranty for such purpose.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Administrative Agent against Seller and any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts due and payable by Seller to Administrative Agent, on behalf of Buyers, under the Transaction Documents or any related documents have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Administrative Agent, on behalf of Buyers, under the Transaction Documents.

4. Amendments, etc. with Respect to the Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by Administrative Agent, on behalf of Buyers, may be rescinded by Administrative Agent, on behalf of Buyers, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Administrative Agent, on behalf of Buyers, and any Transaction Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Administrative Agent may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Administrative Agent, on behalf of Buyers, for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Administrative Agent shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guaranty or any property subject thereto. When making any demand hereunder against Guarantor, Administrative Agent may, but shall be under no obligation to, make a similar demand on Seller or any other Person, and any failure by Administrative Agent to make any such demand or to collect any payments from Seller or any such other Person or any release of Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Administrative Agent, on behalf of Buyers, against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guaranty Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guaranty constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Administrative Agent upon this Guaranty or acceptance of this Guaranty; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty; and all dealings between Seller and Guarantor, on the one hand, and Administrative Agent, on behalf of Buyers, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Seller or the Guaranty with respect to the Obligations. This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Administrative Agent, on behalf of Buyers, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by Seller against Administrative Agent, (iii) any requirement that Administrative Agent exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guaranty or (iv) any other circumstance whatsoever (with or without notice to or knowledge of Seller and Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Obligations or of Guarantor under this Guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Administrative Agent may, but shall be under no obligation, to pursue such rights and remedies that Administrative Agent, on behalf of Buyers, may have against Seller or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Administrative Agent to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent against Guarantor. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Administrative Agent, on behalf of Buyers, and its successors and permitted assigns, until all the Obligations and the obligations of Guarantor under this Guaranty shall have been satisfied by payment in full.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Administrative Agent as follows:

(i) Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Administrative Agent any claim or defense based upon, an election of remedies by Administrative Agent which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, any other guarantor or any other person or security.

(ii) Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of Seller, the status of other guarantor, if any, of all other circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Administrative Agent for such information and will not rely upon Administrative Agent for any such information. Absent a written request for such information by Guarantor to Administrative Agent, Guarantor hereby waives the right, if any, to require Administrative Agent to disclose to Guarantor any information which Administrative Agent may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(iii) Guarantor has independently reviewed the Transaction Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guaranty to Administrative Agent, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Administrative Agent, now or at any time and from time to time in the future.

6. Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Obligations will be paid to Administrative Agent, on behalf of Buyers, without set-off or counterclaim in United States Dollars at the address specified in writing by Administrative Agent.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) Guarantor has the legal capacity and the legal right to execute and deliver this Guaranty and to perform its obligations hereunder;

(b) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(c) this Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject (“Requirement of Law”), or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against any of the properties or revenues of Guarantor with respect to this Guaranty or any of the transactions contemplated hereby; and

(f) except as disclosed in writing to Administrative Agent prior to the date hereof, Guarantor has filed or caused to be filed all tax returns which, to the knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against Guarantor or any of the property of Guarantor and all other taxes, fees or other charges imposed on it or any of the property of Guarantor by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge;

(g) except as disclosed in writing to Administrative Agent, there are no judgments against Guarantor unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Guarantor; and

(h) Guarantor is not (i) required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction under the Repurchase Agreement, on and as of such date of the Transaction, as though made hereunder on and as of such date.

9. Financial Covenants.

(a) Guarantor hereby agrees that, until the Repurchase Obligations have been paid in full, Guarantor (on a consolidated basis, but adjusted to remove the impact of consolidating any variable interest entities under the requirements of Accounting Standards Codification (“ASC”) Section 810 and/or transfers of financial assets accounted for as secured borrowings under ASC 860, as both ASC sections are amended, modified or supplemented from time to time) shall satisfy the following financial covenants, as tested at the end of each fiscal quarter on a consolidated basis in accordance with GAAP, consistently applied:

(i) Minimum Cash Liquidity. Guarantor shall at all times maintain Cash Liquidity of not less than the greater of (i) Ten Million Dollars ($10,000,000) and (ii) five percent (5%) of Recourse Indebtedness of Guarantor; provided that the Cash Liquidity required to be maintained by Guarantor under this clause (ii) shall in no event exceed Forty Million Dollars ($40,000,000).

(ii) Minimum Net Worth. Guarantor’s Net Worth as of the end of any fiscal quarter shall not be less than (i) $116,000,000 plus (ii) 75% of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by Guarantor in connection with such issuance or sale) received by Guarantor from issuances or sales of its Capital Stock (other than Capital Stock constituting Convertible Debt Securities and other than Capital Stock issued or sold pursuant to the SCG Capital Commitment) occurring after December 14, 2023, minus (iii) the aggregate amount of Capital Stock that has been repurchased by Guarantor from its shareholders as of such date.

(iii) Leverage Ratio. Guarantor’s Leverage Ratio as of the end of any fiscal quarter shall not be greater than 0.80 to 1.0.

(iv) Fixed Charge Ratio. Guarantor shall, during each Test Period, maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

(b) Guarantor’s compliance with the covenants set forth in this Section 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate in the form of Exhibit XI to the Repurchase Agreement furnished together therewith, as provided by Seller to Administrative Agent, on behalf of Buyers, pursuant to Article 11(j) of the Repurchase Agreement and compliance with all such covenants are subject to continuing verification of Administrative Agent, on behalf of Buyers, and Guarantor shall provide information that is reasonably requested by Administrative Agent, on behalf of Buyers, with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Administrative Agent, on behalf of Buyers, or disclosed in any Form 8-K filed by Guarantor with the Securities and Exchange Commission which would reasonably be expected to have a material adverse effect on Guarantor’s ability to comply with the covenants set forth in this Section 9; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Seller to provide additional financial statements or Covenant Compliance Certificates other than those required under Article 11(j) of the Repurchase Agreement

(c) Notwithstanding anything to the contrary contained in this Guaranty, in the event that Guarantor has entered into or shall enter into or amend any other repurchase agreement, warehouse facility, guaranty or similar credit facility involving the financing of commercial real estate loan assets which are similar to the Purchased Assets (but specifically excluding any “wet funding” or “bridge” financing facility that allows for pledges of assets with a maximum financing term of each such pledged asset of one (1) year or less) (each, a “Similar Guaranty”) with any other lender or repurchase buyer which requires Guarantor to comply with any financial covenant that is comparable to any of the financial covenants set forth in Section 9(a) above (each, a “Similar Covenant”) and such Similar Covenant is more restrictive to Guarantor or otherwise more favorable to the related lender or buyer thereunder than any financial covenant set forth in Section 9(a) above, then, with no further action required on the part of Guarantor or Buyer, Section 9(a) of this Guaranty shall be deemed to be automatically modified to such more restrictive Similar Covenant.

10. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. Section Headings. The section headings used in this Guaranty are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12. No Waiver; Cumulative Remedies. Administrative Agent shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Administrative Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Administrative Agent would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Administrative Agent. This Guaranty shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Administrative Agent and Buyers, and their respective successors and permitted assigns; provided, however, that Guarantor may not, without the prior written consent of Administrative Agent, on behalf of Buyers, assign any of Guarantor’s rights, powers, duties or obligations hereunder. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

14. Notices. Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by telecopier (with answerback acknowledged) or e-mail provided that such telecopied or e-mailed notice must also be delivered by one of the means set forth above, to the address specified below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 14. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 14. A party receiving a notice that does not comply with the technical requirements for notice under this Section 14 may elect to waive any deficiencies and treat the notice as having been properly given.

Administrative Agent:	Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway, 25th Floor
New York, New York 10036
	Attention:	Mr. Anthony Preisano
	Telecopy:	(718) 233-3307
	Email:	Anthony.Preisano@morganstanley.com

With copies to:	Paul Hastings LLP
200 Park Avenue
New York, NY 10166
	Attention:	Lisa A. Chaney, Esq.
	Telecopy:	(212) 318-6773
	Email:	lisachaney@paulhastings.com

Buyer:	Morgan Stanley Bank, N.A.
1585 Broadway, 2nd Floor
New York, New York 10036
	Attention:	Mr. Anthony Preisano
	Telecopy:	(718) 233-3307
	Email:	Anthony.Preisano@morganstanley.com

With copies to:	Paul Hastings LLP
200 Park Avenue
New York, NY 10166
	Attention:	Lisa A. Chaney, Esq.
	Telecopy:	(212) 318-6773
	Email:	lisachaney@paulhastings.com

Guarantor:	Starwood Credit Real Estate Income Trust
2340 Collins Avenue
Miami Beach, Florida 33139
Attention: SCREDIT Counsel
Email: SCREDITWarehouseNotices@starwood.com

With copies to:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Robert L. Boyd, Esq.
Email: rboyd@sidley.com

15. SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH BUYER) HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS TO THE NON- EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS UNDER THIS GUARANTY OR RELATING IN ANY WAY TO THIS GUARANTY, THE REPURCHASE AGREEMENT OR ANY TRANSACTION UNDER THE REPURCHASE AGREEMENT;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 14 HEREOF OR AT SUCH OTHER ADDRESS OF WHICH ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16. Integration. This Guaranty represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Administrative Agent, on behalf of Buyers, relative to the subject matter hereof not reflected herein.

17. Right of Set-Off. Guarantor hereby irrevocably authorizes Administrative Agent, and Buyers, and their Affiliates, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by Guarantor (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent and Buyers to or for the credit or the account of Guarantor, or any part thereof in such amounts as Administrative Agent and Buyers may elect, against and on account of the obligations and liabilities of Guarantor to Administrative Agent, on behalf of Buyers, hereunder and claims of every nature and description of Administrative Agent, on behalf of Buyers, against Guarantor, in any currency, arising under any Transaction Document, as Administrative Agent and Buyers may elect, whether or not Administrative Agent, on behalf of Buyers, has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Administrative Agent, on behalf of Buyers, shall notify Guarantor promptly of any such set-off and the application made by Administrative Agent or Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent and Buyers under this Section 17 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that each party may have.

18. Counterparts. This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. This Guaranty and the Transaction Documents may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, in portable document format (.pdf) or otherwise, and each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Guaranty and any Transaction Document. Each party to this Guaranty (a) agrees that it will be bound by its own Electronic Signature, (b) accepts the Electronic Signature of each other party to this Guaranty and any Transaction Document, and (c) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures.

19. Acknowledgments. Guarantor hereby acknowledges that:

(a) Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the related documents;

(b) Neither Administrative Agent nor Buyers have any fiduciary relationship to Guarantor, and the relationship between Administrative Agent and Buyers, on the one hand, and Guarantor, on the other, is solely that of creditor and surety; and

(c) no joint venture exists between or among any of Administrative Agent, Guarantor and/or Seller.

20. Intent. Guarantor intends and acknowledges that (a) this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction is within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, (ii) a “securities contract” as that term is defined in Section 741 (7)(A)(xi) of the Bankruptcy Code and (iii) a “master netting agreement” as that term is defined in Section 101 of the Bankruptcy Code, and (b) any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555, 559 and 561 of the Bankruptcy Code. Guarantor agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Guaranty, the Repurchase Agreement or any Transaction thereunder as a “repurchase agreement,” “securities contract” and/or “master netting agreement,” within the meaning of the Bankruptcy Code.

21. WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND ADMINISTRATIVE AGENT (ON BEHALF OF ITSELF AND EACH BUYER) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first above written.

GUARANTOR:

STARWOOD CREDIT REAL ESTATE INCOME TRUST, a Maryland statutory trust

By:	/s/ Marc Fox
Name: Marc Fox
Title: Chief Financial Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Guaranty Agreement]

ACKNOWLEDGED AND AGREED:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company

By:	/s/ William P. Bowman
Name: William P. Bowman
Title: Authorized Signatory

(END OF SIGNATURES)

[Signature Page to Guaranty Agreement]

EXHIBIT A

FINANCIAL COVENANT DEFINITIONS

“Capital Stock” shall mean, with respect to any Person, (i) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (ii) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (iii) any security convertible into or exchangeable for any of the foregoing, and (iv) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Cash and Cash Equivalents” shall mean for any Person and its consolidated Subsidiaries, the sum, without duplication and determined on a combined basis, in the aggregate, of all unrestricted assets classified as cash and cash equivalents in accordance with GAAP including, but not limited to (a) cash including currency on hand or immediately available federal funds, including such funds delivered by wire transfer, (b) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (c) securities free and clear of all liens and scheduled to mature within 90 days and issued or fully guaranteed or insured by the United States Government or any agency thereof, (d) money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (e) certificates of deposit with MSBNA or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (b) above, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000.

“Cash Liquidity” shall mean, for any Person and its consolidated Subsidiaries, on any date, the sum of (i) Cash and Cash Equivalents held by such Person and its consolidated Subsidiaries (ii) the amount of Undrawn Borrowing Capacity of such Person, (iii) the fair market value of the unrestricted CMBS and CLO Securities of such Person which are rated at least AAA- by Standard & Poor or Aaa3 by Moody’s on a long-term basis, calculated in accordance with GAAP as of such date and (iv) the aggregate SCG Capital Commitment as of such date.

“Consolidated Net Income” shall mean, with respect to any Person for any Test Period, the consolidated net income (or loss) of such Person and its Subsidiaries for such Test Period as determined on a consolidated basis in accordance with GAAP.

“Convertible Debt Securities” shall mean any debt securities of Guarantor, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock, or a combination thereof.

“EBITDA” shall mean, with respect to any Person for any Test Period, an amount equal to the sum of (i) Consolidated Net Income of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock), plus the following (but only to the extent actually included in determination of such Net Income): (A) depreciation and amortization expense, (B) Interest Expense, (C) income tax expense, and (D) extraordinary or non-recurring gains and losses, plus (ii) such Person’s proportionate share of Consolidated Net Income of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such Test Period, plus (iii) amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such Consolidated Net Income for such Person and plus (iv) amounts deducted in accordance with GAAP in determining such Consolidated Net Income for such Person in respect of expenses that were paid or reimbursed to such Person by SCG.

“Fixed Charge Coverage Ratio” shall mean with respect to any Person and for any Test Period at any time, the EBITDA for such period, divided by the Fixed Charges for the same period.

“Fixed Charges” shall mean with respect to any Person and for any Test Period at any time, the amount of recurring monthly interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) upon which interest charges are customarily paid and reflected as debt on the Guarantor’s consolidated balance sheet in accordance with GAAP other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered. Notwithstanding the foregoing, with respect to any Person, Non-Recourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization under the laws of the United States of America shall not be considered Indebtedness for such Person.

“Interest Expense” shall mean, with respect to any Person for any Test Period, the amount of total interest expense incurred by such Person and its Subsidiaries, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such Test Period, determined on a consolidated basis in accordance with GAAP.

“Leverage Ratio” shall mean as of any date of determination, the ratio of (i) Total Indebtedness to (ii) Total Assets.

“Net Worth” shall mean with respect to Guarantor and its consolidated Subsidiaries, as of any date of determination, the sum of (I) all amounts which would be included under, or classified as, capital, temporary or mezzanine equity, or shareholders’ equity (or any like caption) on a consolidated balance sheet of Guarantor pursuant to GAAP, plus (a) the aggregate amounts of (i) accumulated depreciation and amortization related to properties and (ii) accrued but unpaid shareholder servicing fees charged directly to equity, and excluding (b) the aggregate amount of non-credit related valuation adjustments reflecting (i) valuation declines below par and (ii) valuation increases above par in the fair market valuations of debt assets (including loans and securities) and liabilities, and minus (c) the amount by which (i) the principal balance of any mortgage loan or mezzanine loan held by such Person or its Subsidiaries exceeds (ii) the market value of the collateral securing such loan, as determined by Guarantor in its sole good faith discretion, all on or as of such date, determined, in each case, on a consolidated basis without duplication and (II) the aggregate SCG Capital Commitment as of such date.

“Non-Recourse Indebtedness” shall mean, with respect to any Person and any date, Indebtedness for borrowed money of such Person with respect to which recourse for payment (except for customary non-recourse exceptions for fraud, misapplication of funds, environmental indemnities, insolvency events, non-approved transfers or other “bad act” events, cost overruns, completion or carry costs) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Recourse Indebtedness” shall mean, with respect to any Person and any date, all Indebtedness except for Non-Recourse Indebtedness.

“Restricted Cash” shall mean for any Person, any amount of cash of such Person that is either encumbered with a prior lien or claim or is contractually required to be set aside, segregated or otherwise reserved.

“SCG” shall mean Starwood Real Estate Income Holdings, L.P., a Delaware limited partnership (“Starwood Real Estate Income Holdings”) or any Affiliate of Starwood Real Estate Income Holdings and any of their respective predecessor entities.

“SCG Capital Commitment” shall mean, as of any date of determination, the amount of the uncalled capital commitment of SCG for which Guarantor has a right to call capital from SCG pursuant to the SCG Subscription Agreement.

“SCG Subscription Agreement” shall mean that certain Subscription Agreement, dated as of November 13, 2023, from Starwood Real Estate Income Holdings to Guarantor, pursuant to which Starwood Real Estate Income Holdings has committed to purchase Class E common shares of beneficial interests of Guarantor, as same may be amended, modified and/or restated from time to time.

“Test Period” shall mean for any calendar quarter, the twelve (12) month period ending as of the last day of such calendar quarter, commencing with the calendar quarter ending March 31, 2025.

“Total Assets” shall mean, with respect to any Person on any date, (i) an amount equal to the aggregate book value of all assets owned by such Person and its Subsidiaries on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, plus (ii) the aggregate amount of accumulated depreciation and amortization related to properties, less (iii) the amount by which (A) the principal balance of any mortgage loan or mezzanine loan held by such Person or its Subsidiaries exceeds (B) the market value of the collateral securing such loan, as determined by Guarantor in its sole good faith discretion, and excluding (iv) the aggregate amount of non-credit related valuation adjustments reflecting (A) valuation declines below par and (B) valuation increases above par in the fair market valuations of debt assets (including loans and securities) and liabilities, all on or as of such date, and determined in each case, on a consolidated basis without duplication, in accordance with GAAP.

“Total Indebtedness” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date (in each case, excluding Non-Recourse Indebtedness).

“Undrawn Borrowing Capacity” shall mean, with respect to any Person as of any date, the total undrawn borrowing capacity available to such Person and its direct or indirect Subsidiaries under any repurchase and credit facilities and similar agreements to which they are a party, but (i) with respect to any such repurchase or credit facility or similar agreement that is a secured facility, solely to the extent that collateral has been approved by and pledged to the related buyer or lender under such facility, and (ii) with respect to any such credit facility or similar agreement that is an unsecured facility, solely to the extent that such undrawn borrowing capacity is committed by the related lender.